Exhibit 10.43

AMENDMENT NO. 1 to the

FOUNDERS REPURCHASE AND RIGHTS AGREEMENT

THIS AMENDMENT No. 1 to the Founders Repurchase and Rights Agreement (this “Amendment”) is made effective as of May 19, 2005 by and among Rackable Systems, Inc. (f/k/a Rackable Corporation), a Delaware corporation (the “Company”), Rackable Investment LLC, a Delaware limited liability company (“Investment LLC”) and Giovanni Coglitore, Nikolai Gallo and Jack Randall. All capitalized terms not defined herein shall have the meanings set forth in the Founders Agreement (as defined below).

R E C I T A L S

WHEREAS, Giovanni Coglitore, Nikolai Gallo and Jack Randall (collectively, the “Founders”) entered into that certain Founders Repurchase and Rights Agreement with the Company, GNJ, Inc. (f/k/a Rackable Systems, Inc.) (“OldCo”) and Investment LLC as of December 23, 2002 (the “Founders Agreement”), in connection with that certain Asset Acquisition Agreement between Company, OldCo and the Founders, dated December 23, 2002 (the “Asset Acquisition Agreement”);

WHEREAS, the Founders, the Company and Investment LLC entered into that certain Agreement for Sale of Company Warrant Agreement as of December 31, 2004 (the “Sale of Warrant Agreement”), pursuant to which the Company and Investment LLC agreed that notwithstanding anything to the contrary in the Founders Agreement, the Founders may transfer Founder Shares pursuant to the piggyback rights under the Registration Rights Agreement entered into by and among Company, OldCo, Investment LLC and the Founders dated as of December 23, 2002 and as subsequently amended on February 5, 2005 (the “Registration Rights Agreement”), and furthermore, the Founders may transfer, except as they are otherwise subject to a lock-up period, without the restrictions set forth in the Founders Agreement, the same pro rata share of the Founder Shares pursuant to Rule 144 as the pro rata share that Investment LLC transfers pursuant to Rule 144;

WHEREAS, the Company is considering a firm-commitment underwritten public offering of the Company’s common stock pursuant to a registration statement on Form S-1 or other form under the Securities Act of 1933, as amended (the “IPO”);

WHEREAS, the Company, Investment LLC and the Founders desire to amend the Founders Agreement, effective upon the effective date of the Company’s IPO, to take into consideration the Company’s IPO and the parties’ respective rights and obligations following such IPO, pursuant to the terms and conditions herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Other Repurchase Event. The parties agree that the Company and Investment LLC’s right to repurchase shares pursuant to Section 2(c) of the Founders Agreement shall terminate upon the effective date of the IPO. Notwithstanding the foregoing, the Founders, the Company and Investment LLC agree that the Founders shall continue to be bound by Section 10 of the Founders Agreement, and that such Section 10 shall remain in full force and effect for the remainder of the term stated therein.

2. Restrictions on Transfer. Notwithstanding anything to the contrary in the Founders Agreement or the Sale of Company Warrant Agreement, the parties hereto agree as follows:

(a) each of the Founders and other holders of Founder Shares (including, without limitation, the former equityholders of OldCo) may transfer Founder Shares pursuant to the piggyback rights under the Registration Rights Agreement, and furthermore, each of the Founders and each of such Founder’s Permitted Transferees of Founders Shares together with such Founder may transfer, except as they are otherwise subject to a lock-up period and subject to applicable securities laws, without the restrictions set forth in the Founders Agreement, up to that number of shares equal to the greater of (i) the same pro rata share of their Founder Shares as the pro rata share that Investment LLC transfers or (ii) within any six month period, (in the aggregate for each Founder and all of such Founder’s Permitted Transferees) the greater of (1) two percent (2%) of the number of shares of the Company’s common stock outstanding as shown by the most recent report or statement published by the Company or (2) two times the average weekly volume of trading in the Company’s common stock during the four calendar weeks preceding the sale. In addition, following any such transfer by the Founders or the Permitted Transferees of Founder Shares, the Founder Shares shall cease to be Founder Shares and holders thereof shall not be bound by the terms and conditions of the Founders Agreement.

(b) The parties agree that the requirement that Founders may not transfer any shares of the Company without the prior written consent of the Board pursuant to Section 4(b) of the Founders Agreement shall terminate upon the effective date of the IPO.

(c) The parties agree that upon the effective date of the IPO, except for the Founders and their Permitted Transferees, no other former equity holder or option holder of GNJ, Inc. (f/k/a Rackable Systems, Inc.) including, without limitation, those persons who signed a Joinder and Stockholders Voting Agreement and Founders Repurchase and Rights Agreement, shall be bound by the restrictions of Section 4 and Section 5 of the Founders Agreement or otherwise be bound thereby.

(d) The restrictions on the transfer of Founder Shares under Section 4 of the Founders Agreement shall lapse and be of no further effect at the time that Investment LLC has transferred securities such that it holds less than five percent (5%) of the Company’s outstanding securities on a fully-diluted basis; provided, however, that once Investment LLC holds less than ten percent (10%), and until it holds less than five percent (5%), of the Company’s outstanding securities on a fully diluted basis, it shall notify each of the Founders of any transfers by Investment LLC of the Company’s securities within 48 hours of such transfer.

(e) For purposes of this paragraph 2, the distribution of securities of the Company by Investment LLC to its members shall not be considered a transfer and in the event of such distribution, all references to Investment LLC in this paragraph 2 shall mean Parthenon Investors II, L.P.

3. Approved Sale; Participation Rights; Limited Preemptive Rights; Director and Officer Indemnification; Delivery of Financial Statements; Inspection Rights and Observation Rights. Effective upon the effective date of the IPO, the parties agree that Sections 5, 6, 7, 12 and 14 of the Founders Agreement shall terminate and shall be of no further force and effect.

4. Founders Agreement. Except as expressly amended hereby, the Founders Agreement shall continue in full force and effect. In the event of any inconsistency or conflict between this Amendment and the Founders Agreement, the terms, conditions and provisions of this Amendment shall govern and control.

5. Entire Agreement. This Amendment and the Founders Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

6. Governing Law. The construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7. Counterparts. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Rackable Systems, Inc. (f/k/a Rackable Corporation)		Rackable Investment LLC By: Parthenon Investors II, L.P., its Manager By: PCap Partners II, LLC, its General Partner By: PCap II, LLC, its Managing Member

By	/s/ WILLIAM P. GARVEY	By	/s/ JOHN RUTHERFORD
Name:	William P. Garvey	Name:	John Rutherford
Title:	General Counsel, VP of Corporate Development and Secretary	Title:	Managing Member

Giovanni Coglitore		Nikolai Gallo

By	/s/ GIOVANNI COGLITORE	By	/s/ NIKOLAI GALLO

Jack Randall

By	/s/ JACK RANDALL

[Signature Page to Amendment]